EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 25, 2010—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2009, of $13.4 million or 58 cents per share, compared to $11.1 million or 49 cents per share for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2009, of $51.0 million or $2.21 per share, compared to $52.8 million or $2.38 per share for the same period in the prior year.

Earnings for the twelve months ended Dec. 31, 2009, were adversely affected by a 3.9% decrease in electric revenue. This decrease reflected lower customer demand primarily as a result of cooler-than-normal weather last summer and the downturn in the economy. According to the National Weather Service, July 2009 was the coolest on record in Madison, where MGE's primary service territory resides. Cooling degree days (a measure for determining the impact of weather during the cooling season) decreased by 32% compared to the prior period.

Earnings for the twelve months ended Dec. 31, 2008, benefited from gains on certain local economic development investments. As a result, MGE Energy recognized one-time pretax gains of $3.1 million for the twelve months ended Dec. 31, 2008.

For the three months ended Dec. 31, 2009, earnings from utility operations increased $2.0 million compared to the prior year. This is primarily due to a 6% reduction in operation and maintenance expenses, a result of efforts by MGE to control costs.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 138,000 customers in Dane County, Wis., and purchases and distributes natural gas to 142,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended Dec. 31,	2009	2008	2007
Operating revenue	$135,822	$155,453	$142,840
Operating income	$22,546	$19,981	$19,576
Net income	$13,430	$11,064	$11,021
Earnings per share (basic and diluted)	$0.58	$0.49	$0.50
Weighted average shares outstanding (basic and diluted)	23,114	22,460	21,886

Twelve Months Ended Dec. 31,	2009	2008	2007
Operating revenue	$533,819	$595,993	$537,594
Operating income	$84,665	$87,782	$83,667
Net income	$50,997	$52,768	$48,825
Earnings per share (basic and diluted)	$2.21	$2.38	$2.27
Weighted average shares outstanding (basic and diluted)	23,070	22,197	21,520

Contact:

Steve Kraus, Manager - Media Relations

608-252-7907 | skraus@mge.com